Ex. 21.1
SUNTRON CORPORATION
LIST OF SUBSIDIARIES

Overall Parent Company:	Jurisdiction of Organization:

Suntron Corporation	Delaware

Subsidiaries of Suntron Corporation:

EFTC Operating Corp.	Delaware
K*TEC Operating Corp.	Delaware

Subsidiaries of EFTC Operating Corp.:

Suntron-Iowa, Inc.	Delaware
Suntron-Kansas, Inc.	Delaware
Current Electronics, Inc.	Oregon
RM Electronics Inc.	New Hampshire
Suntron de Mexico S. De R.L. de C. V.	Mexico

Subsidiaries of K*TEC Operating Corp.

CathiO L.L.C	Delaware
RodniC L.L.C	Texas

Subsidiaries of CathiO L.L.C.:

Suntron GCO, L.P.	Texas